Exhibit 99.1

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ALTABANCORPTM REPORTS THIRD QUARTER 2020 RESULTS

Third Quarter 2020 Highlights

▪	Total assets grew $731 million, or 30%, year-over-year to $3.18 billion at September 30, 2020.
▪	Total deposits grew $615 million, or 29%, year-over-year to $2.72 billion at September 30, 2020.
▪	Loans held for investment grew $22.0 million, or 1.3%, year-over-year to $1.70 billion at September 30, 2020.
▪	Cash and liquid investments securities grew $688 million, or 104%, year-over-year to $1.35 billion, or 42% of total assets, at September 30, 2020.
▪	Tangible book value per share increased $2.07, or 13.3%, year-over-year to $17.66 at September 30, 2020.
▪

Tangible equity plus allowance for credit losses totaled $373 million, or 22.0% of total loans held for investment, at September 30, 2020, which provides overall credit protection for both expected and unexpected credit losses in its loan portfolio.

▪	Return on average assets was 1.58% and return on average equity was 12.57% for the nine months ended September 30, 2020.

AMERICAN FORK, UTAH, October 28, 2020 – AltabancorpTM (Nasdaq: ALTA) (the “Company” or “Alta”), the parent company of AltabankTM, reported net income of $11.3 million for the third quarter of 2020 compared with $10.3 million for the second quarter of 2020, and $11.1 million for the third quarter of 2019.  Diluted earnings per common share were $0.60 for the third quarter of 2020 compared with $0.55 for the second quarter of 2020, and $0.59 for the third quarter of 2019.

Annualized return on average assets was 1.47% for the third quarter of 2020 compared with 1.52% for the second quarter of 2020, and 1.88% for the third quarter of 2019. Annualized return on average equity was 12.62% for the third quarter of 2020 compared with 12.06% for the second quarter of 2020, and 13.79% for the third quarter of 2019.

The Board of Directors declared a quarterly dividend payment of $0.15 per common share. The dividend will be payable on November 16, 2020 to shareholders of record as of November 9, 2020. The dividend payout ratio for earnings for the third quarter of 2020 was 24.9%. This continues the over 50-year trend of paying dividends by the Company.

“We are pleased with the results we achieved in the third quarter as we continue to actively manage the negative effects of the COVID-19 pandemic,” said Len Williams, President and Chief Executive Officer of AltabancorpTM.  Our mortgage banking team is one area, in particular, that has performed well.  Mortgage banking revenues grew 67% for the year compared with a year ago, reflecting strong refinance demand and higher margins due to decline in overall interest rates.”

Mr. Williams continued, “Our strong balance sheet provides safety and security to our stakeholders as we work through the negative effects of the pandemic.  We believe our balance sheet strength is reflected in the level of allowance for credit losses held by us, and our strong regulatory capital position.  In addition, our focus to reduce loan concentrations in our ADC and commercial real estate portfolios and the tightening of our overall underwriting standards, over the past couple of years, will help to mitigate the potential negative effects the economic shutdown from the pandemic may have on our loan portfolio. Lastly, our strong liquidity position provides us the flexibility to aggressively grow our loan portfolio as the economy begins to recover.”

“We continue to focus on the safety and stability of our associates and their families through the allocation of technology and resources to ensure that a majority of our associates are able to work from home.  We have also enhanced cleaning protocols for our office spaces and branch locations to ensure that our associates and clients feel safe when they visit us.  We continue to direct our attention to our clients, who were financially impacted by the pandemic.  We have provided substantial financial relief to our clients through participation in government programs as well as our own payment relief programs.  We expect to participate with additional funding for SBA PPP loans, if passed by the Federal Government.  We will continue to work together with our clients to ensure that we can provide financial solutions to assist them on their path to recovery as we all work to overcome the pandemic.”

COVID-19 Pandemic and Utah Economy

The State of Utah has developed a COVID-19 Transmission Index (“Transmission Index”), which categorizes levels of transmission as High, Moderate, or Low.  Each county receives a rating every week.  The Company’s COVID-19 pandemic response plan directly correlates to the State’s Transmission Index.  The counties where our branches are located presently have a Transmission Index of Moderate or greater.  As a result, all of our branch lobbies are available by appointment only, while our drive-up windows remain open.  To ensure the safety of our associates and clients, we require masks to be worn in all branch locations and in our back office locations, when associates are unable to socially distance from other associates.  Approximately 60% of our workforce remains working from home and will continue to do so until the Transmission Index in the corresponding county moves to Low.

The Company is fortunate to operate in a region that appears to be weathering the COVID-19 pandemic fairly well economically.  The Utah economy has performed better than the nation as a whole during the pandemic with the Utah unemployment rate at 5.0% at the end of September 2020 compared with 7.9% for the nation for the same period.  Commercial and consumer construction activities remain strong with overall construction jobs increasing 6.6% year-over-year.  Utah’s total personal income rose 4.3% in the first quarter of 2020 compared with the first quarter of 2019. Utah’s growth rate ranked seventh in the nation. Nationally, personal income only increased 3.3% over the same period.  Utah’s house prices were up 1.28% in the second quarter of 2020 from the first quarter of 2020.

The Company expects that the Utah economy will continue to perform better than most states in the U.S.

Small Business Administration Paycheck Protection Program (“SBA PPP”)

The Company funded 333 loans, totaling $84.6 million under the SBA‘s PPP loan program.  As of the date of this earnings release, the Company has filed 62 applications, or 19%, with the SBA, totaling $19.0 million and has received loan forgiveness on 15 loans, totaling $0.8 million.  As of the date of this earnings release, the Company has not received a denial on any application submitted to the SBA for loan forgiveness.  The Company is participating in the PPPL facility offered by the Federal Reserve to fund SBA PPP loans and to receive regulatory capital relief for such loans.  The Company expects to have most of its SBA PPP loans forgiven by the end of the second quarter 2021.

Loan Accommodations

The Company offered a temporary loan payment relief program of deferments up to six months to borrowers impacted by the COVID-19 pandemic.  Under rare circumstances, deferred loans will be re-evaluated at the end of the deferral period.  To qualify for a second loan deferral, the Company will require a full re-underwriting of the credit.

As of the date of this earnings release, the Company offered temporary loan payment relief to 415 businesses and 108 individuals totaling approximately $320 million, or 18.5% of total loans, excluding SBA PPP loans, to address cash flow challenges for those impacted by the COVID-19 pandemic.  To the date of this earning release, the deferral period had ended for 237 borrowers, or 45.49%, for loans totaling $128 million.  This leaves 284 borrowers, or 54.51%, for loans totaling $191 million still on deferral.  There are only four borrowers on small balance loans totaling $0.07 million, who have not made a subsequent loan payment for 30 days or greater, after their payment deferment agreement expired.  We have not entered into another loan payment deferment agreement with any borrower, who has entered into a previous loan payment deferment agreement.  Since these loans were performing loans that were current on their payments prior to the COVID-19 pandemic, these modifications are not considered to be troubled debt restructurings pursuant to applicable accounting and regulatory guidance.

Loan Credit Quality Trends

Non-performing loans decreased to $6.9 million at September 30, 2020 compared with $8.8 million at December 31, 2019.  Non-performing loans to total loans were 0.41% at September 30, 2020 compared with 0.53% at December 31, 2019.  Non-performing assets decreased to $6.9 million at September 30, 2020 compared with $8.8 million at December 31, 2019.  Non-performing assets to total assets were 0.22% at September 30, 2020 compared with 0.37% at December 31, 2019.

Allowance for Credit Losses

The allowance for credit losses increased $11.0 million, or 36.18%, to $41.5 million at September 30, 2020 compared with $30.5 million the same period a year ago.  The allowance for credit losses to loans held for investment was 2.45% at September 30, 2020 compared with 1.82% at September 30, 2019.

Loans

Loans held for investment grew $22.0 million, or 1.3%, to $1.70 billion at September 30, 2020 compared with $1.68 billion at September 30, 2019.  Quarter-to-date average loans increased $11.6 million, or 0.69%, to $1.69 billion for the three months ended September 30, 2020 compared with $1.68 billion for the three months ended September 30, 2019.  Loans held for sale increased $12.3 million, or 63.00%, to $31.9 million at September 30, 2020 because of increased mortgage loan volume.

Deposits and Liabilities

Total deposits increased $615 million, or 29.27%, to $2.72 billion at September 30, 2020 compared with $2.10 billion at September 30, 2019.  Non-interest bearing deposits increased, $261 million, or 33.58%, to $1.0 billion at September 30, 2020 compared with the same period a year earlier, and interest bearing deposits increased, $354 million, or 26.73%, to $1.68 billion at September 30, 2020 compared with the same period a year ago.  Non-interest-bearing deposits to total deposits were 38.21% as of September 30, 2020 compared with 36.97% as of September 30, 2019.

Shareholders’ Equity

Shareholders’ equity increased by $37.6 million, or 11.64%, to $360 million at September 30, 2020 compared with $323 million at September 30, 2019. The increase resulted primarily from net income earned during the intervening periods; change in accumulated other comprehensive income resulting from changes in the fair market value of investment securities available for sale, due to a decline in overall interest rates; and cash dividends paid to shareholders.

The Company’s Leverage capital ratio was 10.87% at September 30, 2020 compared with 12.64% at September 30, 2019.  The total risk-based capital ratio was 19.13% at September 30, 2020 compared with 17.88% at September 30, 2019.  The Company’s regulatory capital ratios were negatively impacted by the adoption of ASU 2016-13 (“CECL”) and the Company election to take the full impact of such adoption against its regulatory capital ratios during the first quarter of 2020.

Net Interest Income and Margin

For the three months ended September 30, 2020, net interest income decreased $2.4 million, or 8.50%, to $25.8 million compared with $28.2 million for the same period a year earlier.  The decrease is primarily the result of net interest margins narrowing 152 basis points to 3.52% for the same comparable periods.  The narrowing of net interest margins is primarily the result of the Federal Reserve reducing benchmark rates to almost zero and an increase in the average amount of lower yielding cash and investment securities held by the Company stemming from average core deposits increasing $592 million, or 29.48%, for the same respective periods offset by average interest earning assets increasing $696 million, or 31.33%, to $2.92 billion for the same comparable periods.  The percentage of average loans to total average interest earning assets decreased to 58.11% for the three months ended September 30, 2020 compared with 75.80% for the same period a year earlier.

Yields on interest earning assets declined 171 basis points to 3.74% for the three months ended September 30, 2020 compared with 5.45% for the same period a year earlier.  The decline in yields on interest earning assets is primarily the result of the average amount of cash and investment securities held by the Company increasing $684 million, or 128%, to $1.22 billion for the same comparable periods with the yield on cash and securities declining 70 basis points to 1.49% for the third quarter of 2020 compared with 2.19% for the same comparable periods.  In addition, the yield on loans declined 112 basis points to 5.37% compared with 6.49% for the same comparable periods.  Average loans outstanding increased $11.6 million, or 0.69%, to $1.69 billion for the same comparable periods.

For the three months ended September 30, 2020, total cost of interest bearing liabilities decreased 32 basis points to 0.38% compared with 0.70% for the same period a year earlier, and is primarily the result of the cost of interest bearing deposits decreasing 32 basis points to 0.38% compared with 0.70% for the same period a year ago.  For the three months ended September 30, 2020, the total cost of funds decreased 20 basis points to 0.25% compared with 0.45% for the same period a year ago.

For the three months ended September 30, 2020, acquisition accounting adjustments, including the accretion of loan discounts and fair value amortization on time deposits, added 7 basis points to net interest margin.

For the nine months ended September 30, 2020, net interest income decreased $4.0 million, or 4.84%, to $78.8 million compared with $82.8 million for the same period a year earlier.  The decrease is primarily the result of net interest margins narrowing 115 basis points to 4.04% for the same comparable periods.  The narrowing of net interest margins is primarily the result of the Federal Reserve reducing benchmark rates to almost zero and an increase in the average amount of lower yielding cash and investment securities held by the Company stemming from average core deposits increasing $407 million, or 21.05%, for the same respective periods offset by average interest earning assets increasing $472 million, or 22.08%, to $2.61 billion for the same comparable periods.  The percentage of average loans to total average interest earning assets decreased to 64.80% for the nine months ended September 30, 2020 compared with 78.76% for the same period a year earlier.

Yields on interest earning assets declined 130 basis points to 4.32% for the nine months ended September 30, 2020 compared with 5.62% for the same period a year earlier.  The decline in yields on interest earning assets is primarily the result of the average amount of cash and investment securities held by the Company increasing $464 million, or 103%, to $915 million for the same comparable periods with the yield on cash and securities decreasing 38 basis points to 1.28% for the same comparable periods.  In addition, the yield on loans declined 80 basis points for the same comparable periods and average loans outstanding increased $7.4 million, or 0.44%, to $1.69 billion for the same comparable periods.

For the nine months ended September 30, 2020, total cost of interest bearing liabilities decreased 25 basis points to 0.47% compared with 0.72% for the same period a year earlier, and is the result of the cost of short-term borrowings decreasing 228 basis points to 0.35%, as well as cost of interest bearing deposits decreasing 24 basis points to 0.48% compared with 0.72% for the same period a year ago.  For the nine months ended September 30, 2020, the total cost of funds decreased 16 basis points to 0.31% compared with 0.47% for the same period a year ago.

For the nine months ended September 30, 2020, acquisition accounting adjustments, including the accretion of loan discounts and fair value amortization on time deposits, added 9 basis points to net interest margin.

Provision for Credit Losses

For the three months ended September 30, 2020, the Company did not record any provision for credit losses compared with $2.1 million for the same period a year earlier as calculated under the prior incurred loss methodology.  The provisions for the current and preceding two quarters reflect expected lifetime credit losses based upon the current conditions and the potential effects from forecasted deterioration of economic metrics due to the COVID-19 pandemic based on the outlook as of September 30, 2020.  The decrease in provision for loan losses in the three months ended September 30, 2020 compared with the same period a year earlier is due primarily to an $11 million, or 60.18%, decline in loans individually evaluated for impairment to $7.4 million and the related allowance for impairment of $4.4 million offset by a $49 million, or 3.00%, increase in loans collectively evaluated for impairment to $1.6 billion and the related allowance of $37.1 million.  For the three months ended September 30, 2020, the Company incurred net charge-offs of $1.2 million compared with net recoveries of $0.3 million for the same period a year ago.

For the nine months ended September 30, 2020, provision for credit losses was $2.8 million compared with $5.8 million for the same period a year earlier as calculated under the prior incurred loss methodology.  For the nine months ended September 30, 2020, the Company incurred net charge-offs of $2.1 million compared with net charge-offs of $0.6 million for the same period a year ago.

“Our overall asset quality trends have improved throughout 2020 and charge-offs across our portfolios have remained relatively low,” said Mark Olson, Executive Vice President and Chief Financial Officer of AltabancorpTM.  “We expect to see asset quality trends begin to deteriorate and charge-offs to increase beginning in 2021 as the positive effects of government stimulus and loan payment relief programs come to an end.  We believe the allowance for credit losses is adequate to cover our current expected credit losses.  However, we will continue to closely monitor macroeconomic conditions and the overall performance of our loan portfolio to determine if we should adjust our expectations of credit losses.”

Noninterest Income

For the three months ended September 30, 2020, noninterest income increased $1.7 million, or 36.94%, to $6.1 million compared with $4.5 million the same period a year ago.  The increase was primarily due to a $1.7 million, or 81.95%, increase in mortgage banking income to $3.9 million compared with $2.1 million for the same period a year ago resulting from higher volume and wider margins on loans sold, which was favorably impacted by an increase in mortgage loan refinances, as overall interest rates declined.

For the nine months ended September 30, 2020, noninterest income increased $4.6 million, or 40.09%, to $15.97 million compared with $11.4 million for the same period a year earlier.  The increase in noninterest income was primarily due to a $3.4 million, or 66.78%, increase in mortgage banking income and a $1.4 million gain on the sale of investment securities.

“We expect to continue to see improving noninterest income as we expand our mortgage banking operations both in Utah and surrounding states and reap the benefits of a significant investment in the technology used in our mortgage operations from an operational efficiency and enhanced client experience perspective,” said Mr. Williams.

Noninterest Expense

For the three months ended September 30, 2020, noninterest expense was $16.9 million compared with $16.1 million for the same period a year earlier.  For the three months ended September 30, 2020, the Company’s efficiency ratio was 52.86% compared with 49.20% for the same period a year ago.

For the nine months ended September 30, 2020, noninterest expense was $49.3 million compared with $45.7 million for the same period a year earlier.  For the nine months ended September 30, 2020, the Company’s efficiency ratio was 52.02% compared with 48.49% for the same period a year ago.

The increase in noninterest expense for both the three and nine months ended September 30, 2020 was primarily the result of higher salaries and associate benefits resulting primarily from higher incentive payments, particularly in the mortgage banking division.  In addition, the Company has incurred higher data processing expenses due to investments made in new technologies for the mortgage banking division; technology investments made in the commercial banking division, including costs for its cloud-based, commercial loan origination application (nCino), including automated processes for smaller ticket commercial loans (titled AltaexpressTM), costs for the implementation of a Salesforce CRM solution, costs for a new cloud-based, commercial client treasury management solution; and  costs for  a new cloud-based, construction budget, draw and inspection management solution for both commercial and consumer clients.  The Company expects to continue to make significant investments in new technologies to enhance its client’s experience and empower clients to transact more business on its mobile platform; to lower the overall costs of its operating platform; and to become more scalable as the Company aggressively evaluates acquisition opportunities.

Noninterest expense also increased from higher marketing and advertising expenses, because of continued efforts to improve overall brand recognition in the regional markets in which the Company operates.

“We anticipate overall interest rates to remain near zero for the foreseeable future,” said Mr. Olson.  “As a result, we continue to review our overall operating costs to determine how we can better leverage our platform, while retaining our high-touch client experience.  We anticipate making changes over the next several quarters to improve our operating leverage.”

Income Tax Provision

For the three months ended September 30, 2020, income tax expense was $3.7 million compared with $3.4 million for the same period a year earlier.  For the three months ended September 30, 2020, the effective tax rate was 24.62% compared with 23.15% for the same period a year ago.

For the nine months ended September 30, 2020, income tax expense was $10.3 million compared with $10.1 million for the same period a year earlier.  For the nine months ended September 30, 2020, the effective tax rate was 24.05% compared with 23.65% for the same period a year ago.

Conference Call and Webcast

Management will host a conference call on Thursday, October 29, 2020 at 10:00 a.m. MDT (12:00 p.m. EDT) to discuss the Company’s financial performance.

Interested parties may listen to the call live at www.altabancorp.com.  Investment professionals, who wish to ask questions regarding the Company’s financial performance, will need to register to participate in the call by October 28, 2020 by visiting http://www.directeventreg.com/registration/event/6513568.  Upon registering, you will receive a confirmation with dial-in details.  Please dial in 10-15 minutes early so your name and your company information may be collected prior to the start of the conference.  The Company’s third quarter earnings release and investor presentation will be available prior to the call on the Company’s investor relations website.  An audio archive and written transcript of the conference call will be available on the Company’s investor website within 24 hours after the end of the call. Forward-looking statements may be made and other material information may be discussed on this conference call.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the duration and impact of the COVID-19 pandemic, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

About AltabancorpTM

AltabancorpTM (Nasdaq: ALTA) is the bank holding company for AltabankTM, a full-service bank, providing loans, deposit and cash management services to businesses and individuals through 26 branch locations from Preston, Idaho to St. George, Utah. AltabankTM is the largest community bank in Utah with total assets of $3.2 billion. Our clients have direct access to bankers and decision-makers, who work with clients to understand their specific needs and offer customized financial solutions. AltabankTM has been serving communities in Utah and southern Idaho for more than 100 years.  More information about AltabankTM is available at www.altabank.com.  More information about AltabancorpTM is available at www.altabancorp.com.

Investor Relations Contact

Mark K. Olson

Executive Vice President and Chief Financial Officer

AltabancorpTM

1 East Main Street

American Fork UT 84003

investorrelations@altabancorp.com

Phone: 801-642-3998

View source version on businesswire.com: https://www.businesswire.com/news/home

Source: AltabancorpTM

ALTABANCORPTM

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except share	September 30,	June 30,	September 30,	September 30,	September 30,
and per share amounts)	2020	2020	2019	2020	2019
Interest income
Interest and fees on loans	$22,896	$23,649	$27,544	$72,470	$82,152
Interest and dividends on investments	4,551	3,753	2,937	11,763	7,531
Total interest income	27,447	27,402	30,481	84,233	89,683
Interest expense	1,651	1,613	2,290	5,427	6,865
Net interest income	25,796	25,789	28,191	78,806	82,818
Provision for credit losses	-	2,100	2,100	2,750	5,800
Net interest income after provision for credit losses	25,796	23,689	26,091	76,056	77,018
Noninterest income
Mortgage banking	3,850	3,036	2,116	8,596	5,154
Card processing	986	917	976	2,610	2,405
Service charges on deposit accounts	813	763	744	2,356	2,106
Net gain on sale of investment securities	-	1,441	-	1,441	-
Other	468	(41)	631	970	1,737
Total non-interest income	6,117	6,116	4,467	15,973	11,402
Noninterest expense
Salaries and employee benefits	11,107	10,786	10,410	32,737	29,822
Occupancy, equipment and depreciation	1,155	831	1,439	3,525	4,453
Data processing	1,647	2,383	1,280	5,166	3,262
Marketing and advertising	584	339	805	1,355	1,147
FDIC premiums	183	165	6	348	244
Other	2,193	1,771	2,128	6,174	6,755
Total non-interest expense	16,869	16,275	16,068	49,305	45,683
Income before income tax expense	15,044	13,530	14,490	42,724	42,737
Income tax expense	3,704	3,192	3,355	10,273	10,108
Net income	$11,340	$10,338	$11,135	$32,451	$32,629

Earnings per common share:
Basic	$0.60	$0.55	$0.59	$1.72	$1.73
Diluted	$0.60	$0.55	$0.59	$1.71	$1.72

Weighted average common shares outstanding:
Basic	18,796,401	18,789,561	18,840,381	18,823,507	18,809,334
Diluted	18,934,123	18,932,511	19,029,350	18,968,129	19,008,883

ALTABANCORPTM

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands, except share amounts)	2020	2020	2019	2019
ASSETS
Cash and due from banks	$44,137	$47,088	$38,987	$45,196
Interest-bearing deposits	180,773	275,920	171,955	195,082
Federal funds sold	74	829	1,039	100,118
Total cash and cash equivalents	224,984	323,837	211,981	340,396
Investment securities:
Available for sale, at fair value	1,123,051	973,457	405,995	319,857
Non-marketable equity securities	2,890	2,890	2,623	2,623
Loans held for sale	31,872	29,264	18,669	19,554
Loans:
Loans held for investment	1,697,135	1,659,018	1,680,918	1,675,147
Allowance for credit losses	(41,495)	(42,683)	(31,426)	(30,471)
Total loans held for investment, net	1,655,640	1,616,335	1,649,492	1,644,676
Premises and equipment, net	37,966	38,673	39,474	37,958
Goodwill	25,673	25,673	25,673	25,673
Bank-owned life insurance	42,312	27,330	27,037	26,885
Deferred income tax assets	7,842	8,586	9,716	9,169
Accrued interest receivable	14,117	11,682	7,904	8,850
Other intangibles	2,638	2,749	2,970	3,080
Other real estate owned	-	-	-	-
Other assets	6,376	5,169	4,800	5,742
Total assets	$3,175,361	$3,065,645	$2,406,334	$2,444,463

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$1,037,970	$985,455	$719,410	$777,041
Interest-bearing deposits	1,678,809	1,627,884	1,336,957	1,324,671
Total deposits	2,716,779	2,613,339	2,056,367	2,101,712
Short-term borrowings	83,490	83,490	-	-
Accrued interest payable	487	408	546	571
Other liabilities	14,315	18,278	17,059	19,461
Total liabilities	2,815,071	2,715,515	2,073,972	2,121,744

Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-	-
Common shares, $0.01 par value	188	188	189	189
Additional paid-in capital	87,116	86,721	87,913	87,704
Retained earnings	260,929	252,032	242,878	233,634
Accumulated other comprehensive income/(loss)	12,057	11,189	1,382	1,192
Total shareholders’ equity	360,290	350,130	332,362	322,719
Total liabilities and shareholders’ equity	$3,175,361	$3,065,645	$2,406,334	$2,444,463

Common shares outstanding	18,802,635	18,793,217	18,870,498	18,855,710

ALTABANCORPTM

SUMMARY FINANCIAL INFORMATION

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands, except share amounts)	2020	2020	2019	2019
Selected Balance Sheet Information:
Book value per share	$19.16	$18.63	$17.61	$17.12
Tangible book value per share	$17.66	$17.12	$16.09	$15.59
Non-performing loans to total loans	0.41%	0.39%	0.53%	0.26%
Non-performing assets to total assets	0.22%	0.21%	0.37%	0.17%
Allowance for credit losses to loans held for investment	2.45%	2.57%	1.87%	1.82%
Loans to deposits	62.11%	62.97%	81.12%	79.18%

Asset Quality Data:
Non-performing loans	$6,944	$6,388	$8,814	$4,255
Non-performing assets	$6,944	$6,388	$8,814	$4,255

Capital Ratios:
Tier 1 leverage capital (1)	10.87%	11.68%	12.67%	12.64%
Total risk-based capital (1)	19.13%	19.20%	18.43%	17.88%
Average equity to average assets	11.68%	12.57%	13.63%	13.66%
Tangible common equity to tangible assets (2)	10.55%	10.59%	12.77%	12.17%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Selected Financial Information:
Basic earnings per share	$0.60	$0.55	$0.59	$1.72	$1.73
Diluted earnings per share	$0.60	$0.55	$0.59	$1.71	$1.72
Net interest margin (3)	3.52%	3.96%	5.04%	4.04%	5.19%
Efficiency ratio	52.86%	51.01%	49.20%	52.02%	48.49%
Non-interest income to average assets	0.79%	0.90%	0.76%	0.78%	0.67%
Non-interest expense to average assets	2.19%	2.39%	2.72%	2.41%	2.70%
Annualized return on average assets	1.47%	1.52%	1.88%	1.58%	1.93%
Annualized return on average equity	12.62%	12.06%	13.79%	12.57%	14.16%
Net charge-offs	$1,188	$670	$(332)	$2,147	$574
Annualized net charge-offs to average loans	0.28%	0.16%	-0.08%	0.17%	0.05%

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(1)	Tier 1 leverage capital and Total risk-based capital as of September 30, 2020 are estimates.
(2)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $ 28.3 million, $28.4 million, $28.6 million, and $28.8 million at September 30, 2020, June 30, 2020, December 31, 2019, and September 30, 2019, respectively.

(3)	Net interest margin is defined as net interest income divided by average earning assets.

ALTABANCORPTM

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	September 30, 2020			September 30, 2019
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$217,220	$51	0.09%	$213,320	$1,161	2.16%
Securities: (1)
Taxable securities	961,025	4,274	1.77%	259,870	1,459	2.23%
Non-taxable securities (2)	40,625	204	2.00%	61,692	295	1.90%
Total securities	1,001,650	4,478	1.78%	321,562	1,754	2.16%
Loans (3)
Real estate term	968,473	13,297	5.46%	909,671	13,881	6.05%
Construction and land development	241,399	3,876	6.39%	299,908	6,020	7.96%
Commercial and industrial	296,999	3,878	5.19%	281,948	4,873	6.86%
Residential and home equity	176,265	1,653	3.73%	174,104	2,513	5.73%
Consumer and other	11,686	192	6.55%	17,611	257	5.81%
Total loans	1,694,822	22,896	5.37%	1,683,242	27,544	6.49%

Non-marketable equity securities	2,890	22	3.02%	2,624	22	3.32%
Total interest-earning assets	2,916,582	27,447	3.74%	2,220,748	30,481	5.45%
Allowance for credit losses	(42,840)			(28,284)
Non-interest earning assets	187,522			152,400
Total average assets	$3,061,264			$2,344,864
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$1,012,180	590	0.23%	$805,579	882	0.43%
Money market accounts	456,543	430	0.37%	309,328	759	0.97%
Certificates of deposit	171,089	537	1.25%	177,850	649	1.45%
Total interest-bearing deposits	1,639,812	1,557	0.38%	1,292,757	2,290	0.70%
Short-term borrowings	83,490	94	0.45%	-	-	0.00%
Total interest-bearing liabilities	1,723,302	1,651	0.38%	1,292,757	2,290	0.70%
Non-interest bearing deposits	958,229			713,742
Total funding	2,681,531	1,651	0.25%	2,006,499	2,290	0.45%
Other non-interest bearing liabilities	22,255			18,086
Shareholders’ equity	357,478			320,279
Total average liabilities and shareholders’ equity	$3,061,264			$2,344,864
Net interest income		$25,796			$28,191
Interest rate spread			3.36%			4.74%
Net interest margin			3.52%			5.04%

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(1)	Excludes average unrealized gains of $16.5 million and $1.2 million for the three months ended September 30, 2020 and 2019, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $68,000 and $98,000 for the three months ended September 30, 2020 and 2019, respectively.
(3)	Loan interest income includes loan fees of $1.8 million for both the three months ended September 30, 2020 and 2019, respectively.

ALTABANCORPTM

SELECTED AVERAGE BALANCES AND YIELDS

	Nine Months Ended
	September 30, 2020			September 30, 2019
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$182,909	$419	0.31%	$113,669	$1,891	2.22%
Securities: (1)
Taxable securities	686,319	10,593	2.06%	271,193	4,635	2.29%
Non-taxable securities (2)	45,586	687	2.01%	65,851	929	1.89%
Total securities	731,905	11,280	2.06%	337,044	5,564	2.21%
Loans (3)
Real estate term	950,036	39,929	5.61%	900,408	40,375	6.00%
Construction and land development	258,830	13,056	6.74%	309,651	18,555	8.01%
Commercial and industrial	293,375	12,670	5.77%	291,045	15,256	7.01%
Residential and home equity	174,297	6,174	4.73%	163,966	7,200	5.87%
Consumer and other	12,697	641	6.75%	16,811	766	6.09%
Total loans	1,689,235	72,470	5.73%	1,681,881	82,152	6.53%

Non-marketable equity securities	2,807	64	3.04%	2,729	76	3.71%
Total interest-earning assets	2,606,856	84,233	4.32%	2,135,323	89,683	5.62%
Allowance for loan losses	(42,398)			(26,708)
Non-interest earning assets	171,747			151,123
Total average assets	$2,736,205			$2,259,738
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$918,853	1,909	0.28%	$806,553	2,910	0.48%
Money market accounts	408,549	1,745	0.57%	278,062	2,040	0.98%
Certificates of deposit	171,379	1,679	1.31%	179,664	1,852	1.38%
Total interest-bearing deposits	1,498,781	5,333	0.48%	1,264,279	6,802	0.72%
Short-term borrowings	36,140	94	0.35%	3,235	63	2.63%
Total interest-bearing liabilities	1,534,921	5,427	0.47%	1,267,514	6,865	0.72%
Non-interest bearing deposits	839,294			667,263
Total funding	2,374,215	5,427	0.31%	1,934,777	6,865	0.47%
Other non-interest bearing liabilities	17,226			16,817
Shareholders’ equity	344,764			308,144
Total average liabilities and shareholders’ equity	$2,736,205			$2,259,738
Net interest income		$78,806			$82,818
Interest rate spread			3.84%			4.89%
Net interest margin			4.04%			5.19%

________________________________

(1)	Excludes average unrealized gains (losses) of $10.4 million and ($2.2) million for the nine months ended September 30, 2020 and 2019, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $229,000 and $310,000 for the nine months ended September 30, 2020 and 2019, respectively.
(3)	Loan interest income includes loan fees of $5.0 million and $4.9 million for the nine months ended September 30, 2020 and 2019, respectively.